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                           CONTROL OF EMPRESA NACIONAL
                              DE ELECTRICIDAD S.A.
                             OPEN STOCK CORPORATION

  AND OF ITS AFFILIATES AND ENTITIES CONTROLLED, DIRECTLY OR INDIRECTLY BY IT:
 TRANSELEC S.A., PEHUENCHE S.A., PANGUE S.A., COMPANIA ELECTRICA CONO SUR S.A.,
     INFRAESTRUCTURA 2000 S.A., CELTA S.A., ENDESA ARGENTINA S.A., COMPANIA ELECTRICA SAN ISIDRO S.A., ENDESA CHILE OVERSEAS COMPANY, INVERSIONES ELECTRICAS QUILLOTA S.A., HIDROELECTRICIDAD S.A., TUNEL EL MELON S.A.,
          LAJAS HOLDING INC., NOPEL LIMITADA, GASODUCTO CUENCA NOROESTE
             LIMITADA, GASODUCTO ATACAMA LIMITADA Y ELECTROGAS S.A.

DUKE ENERGY CORPORATION ("DUKE"), a company formed in the United States of America pursuant to the laws of the State of North Carolina of the United States of America, which corporate purpose is the generation, transportation and distribution of energy, domiciled at 422 South Church Street, in the city of Charlotte, State of North Carolina, United States of America, in conformity with article 54 of Law N. 18,045 and the provisions of Circular Letter 608 of the Superintendency of Securities and Insurance, informs that it intends to obtain direct control, by the acquisition of shares that will grant it the absolute majority of the share participation of the open stock corporation named EMPRESA NACIONAL DE ELECTRICIDAD S.A. ("ENDESA") and, through the latter, of affiliate companies and of companies, directly or indirectly, controlled by Endesa (TRANSELEC S.A., PEHUENCHE S.A., PANGUE S.A., COMPANIA ELECTRICA CONO SUR S.A., INFRAESTRUCTURA 2000 S.A., CELTA S.A., ENDESA ARGENTINA S.A., COMPANIA ELECTRICA SAN ISIDRO S.A., ENDESA CHILE OVERSEAS COMPANY, INVERSIONES ELECTRICAS QUILLOTA S.A., HIDROELECTRICIDAD S.A., TUNEL EL MELON S.A., LAJAS HOLDING INC., NOPEL LIMITADA, GASODUCTO CUENCA NOROESTE LIMITADA, GASODUCTO ATACAMA LIMITADA Y ELECTROGAS S.A., hereinafter the "Companies"). Duke will implement the aforementioned, by acting in Chile and in the United States of America through "DUKE ENERGY INTERNATIONAL LLC." ("DUKE INTERNATIONAL"), a subsidiary that it owns in its entirety, a company organized and in existence under the laws of the State of Delaware, United States of America, domiciled at 5400 Westheimer Court, Houston, Texas, and for these purposes in Santiago of Chile, Moneda 970, 12 floor.


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Duke is a company which share titles are traded on the New York Stock Exchange, and are widely held (with more than 150,000 shareholders), and among which the principal individual shareholders are mutual funds managed by large American fund managers such as Fidelity Management & Research, Putnam Investment Management, BCW Barclays Global Investors and smith Barney Asset Management, each one owning less than 5% of the share capital of Duke.

In order to obtain the control of Endesa and of the Companies, Duke International shall carry out a process in Chile for the purpose of acquiring shares of Endesa owned by the Chilean shareholders through a system of purchases in auctions on the Santiago Stock Exchange, as well as a process for the purpose of acquiring shares and ADSs of Endesa owned by the non-Chilean shareholders, through a "Tender Offer" in such country. In order to carry out both processes, an essential condition shall be that a General Shareholders Meeting of Endesa legally approves the amendment of Article Five Bis of its bylaws, which presently states that "no person, directly or through other related persons, may concentrate more than 26% of the capital of the company which is entitled to vote", and of Article Thirty Two Bis of its bylaws, which presently state that "notwithstanding what is provided in the prior article, no shareholder may exercise on behalf of itself or on behalf of other shareholders, the right to vote for more than 26% of the subscribed shares of the company which are entitled to vote, having to disregard the excess over 26%", and which concludes stating "also, no other person may represent shareholders who in the aggregate have more than 26% of the subscribed capital of the company", with the purpose of substituting the referred limit of 26% of maximum shareholding participation for a new 65% percentage, as well as the complementary agreements that may be necessary and sufficient so that such charter amendment may be applied, and legalized in time and form, which meeting must be held before April 8, 1999. Once the aforementioned condition takes place and the charter amendment has been duly legalized, Duke International shall publish, within 5 working days of having obtained evidence of such legalization, a publication in the El Mercurio of Santiago and in the Wall Street Journal of New York, United States of America, respectively, informing of such circumstance.

The implementation of these processes shall be subject, in any event, to the usual conditions for this type of transactions, including the absence of legal actions or acts of authority which seek to stop these processes, the absence of material adverse changes in the stock or



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financial markets or in the situation or business of Endesa, the absence of significant changes in the number of shares of Endesa, the absence of other charter amendments different than the one mentioned before and the absence of competitive offers, all of which shall be described in the publication which is referred to hereinbelow.

All the conditions referred to in this publication, other than the essential condition mentioned hereinabove, are for the sole benefit of Duke International, and therefore, Duke International may waive them.

The maximum number of shares and of ADSs that Duke International shall offer to buy, is the following:

a) For the auction in Chile: up to 3,680,947,436 shares representing 44.88% of the subscribed and paid share capital of Endesa.

b) In the case of the "Tender Offer" in the United States of America: up to 510,947,400 shares, including those purchased in the form of ADSs representing 6.12% of the subscribed and paid share capital of Endesa.

DUKE INTERNATIONAL intends to acquire a number of shares and ADSs that, in the aggregate, represent 51% of the subscribed and paid share capital of Endesa.

In the event that the shares and the ADSs that are offered for sale exceed the amounts indicated beforehand, the prorata system for purchase shall apply.

The price for the shares and the ADSs of Endesa that DUKE INTERNATIONAL shall offer shall be the amount of Ch$ 250 (doscientos cincuenta Chilean pesos) per share and of Ch$ 7,500 (seven thousand five hundred Chilean pesos) per ADS. It is noted that each ADS represents 30 shares of Endesa. In Chile, the price shall be paid in local currency and in the United States of America, the price for shares shall be paid in Chilean currency and the price for ADSs shall be paid in US dollars. In the event of there being competitive offers, the buyer may, at its option, increase the price.

DUKE INTERNATIONAL shall carry out a publication in the El Mercurio newspaper of Santiago and in the Wall Street Journal of New York, United States of America, on February 25, 1999, with detailed information on the Chilean and American acquisition processes, respectively. Also, the place and date in which the materials required for these purposes will be available shall be informed. In any event, the information delivered to those interested in the



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auction system to be carried out on the Santiago Stock Exchange, shall be the same as the one delivered to those interested in participating in the offer that will take place in the United States of America.

In the event that all of the indicated shares and ADSs are purchased in the manner described in this publication, Duke International shall become the direct and indirect owner of 4,182,894,836 shares, including the shares underlying the ADSs of Endesa, representing in the aggregate the shares and the ADSs of 51% of such company's subscribed and paid share capital.

                                           DUKE ENERGY CORPORATION